STOCK OPTION PLAN FOR
KEY EMPLOYEES
OF CAMBIOR INC. AND ITS SUBSIDIARIES

Unless the Board of Directors of the Company determines otherwise, all options granted since March 17, 1986 by the Company to its Employees (as defined in 1.4) are governed by the terms and conditions hereof.

1.         Definitions

For the purposes hereof, unless the context indicates otherwise,

1.1 "Beneficiary" means an Employee to whom an Option has been granted under the Plan;

1.2 "Board" means the Board of Directors of Cambior Inc.;

1.3 "Company" means Cambior Inc. and its subsidiaries;

1.4 "Employee" means any senior executive of the Company and any key employee of the Company designated as such by the Board;

1.5 "Expiry Date" means the date and time set by the Board at which the Option expires, such date being not later than ten years after the Option Granting Date;

1.6 "Option" means an option granted to an Employee to purchase Shares under the Plan;

1.7 "Option Granting Date" means the date on which the Board grants an Option under the Plan;

1.8 "Option Period" means a period of time set by the Board during which a Beneficiary may exercise an Option; the Option Period begins at the Option Granting Date, unless the Board determines otherwise, and expires on the Expiry Date;

1.9 "Plan" means this Stock Option Plan for Key Employees of the Company; and

1.10 "Shares" means the common shares of the share capital of the Company reserved for issuance under the Plan and which may be purchased by exercising an Option.

2.         Purposes of the Plan

The purposes of the Plan are (i) to grant Employees of the Company options to purchase Shares of the Company in order to stimulate their productivity, thus

Stock Option Plan for Key Employees of Cambior Inc. and its subsidiaries
Last reviewed: October 12, 2005

furthering the growth and development of the Company, and (ii) to assist the Company in retaining and attracting experienced and competent Employees.

3. Management of the Plan

The Plan shall be managed by the Board. The Board has full authority with respect to the interpretation of the Plan and the adoption of rules, provisions and other measures which it may consider necessary or advisable for the management of the Plan, including the authority to delegate its powers hereunder (except the power to grant Options) to the Human Resources Committee of the Board.

4. Shares Subject to the Plan

4.1 The number of Shares which may be issued pursuant to the exercise of Options shall not exceed, subject to adjustment pursuant to Section 11 hereof, 5% of the total number of shares of the share capital of the Company issued and outstanding, or any greater number approved by resolution of the Board, as calculated on Option Granting Date. All Shares subject to Options which have expired without being exercised shall be available for any subsequent Option granted under the Plan.

4.2 Any single individual may not hold Options to acquire more than 5% of the outstanding common shares of the Company.

5. Granting of Options

The Board shall, from time to time, designate the Beneficiaries and the number of Shares to be covered by each Option. A Beneficiary may hold more than one Option. The granting of each Option shall be evidenced by a letter from the Company addressed to the Beneficiary setting forth the number of Shares covered by such Option, the subscription price, the Option Granting Date, the Option Period and the Expiry Date.

6. Subscription Price

The subscription price for each Share covered by an Option shall be fixed by the Board but shall be no less than the average of the closing prices of a common share of the Company on The Toronto Stock Exchange, for the five (5) business-day period immediately preceding the Option Granting Date.

7. Option Period

Subject to Section 8, each Option shall be exercisable at any time during the Option Period; however:

Stock Option Plan for Key Employees of Cambior Inc. and its subsidiaries
Last reviewed: October 12, 2005

7.1 should a Beneficiary die while still employed by the Company, any and all restrictions applicable to his right of exercise shall be lifted as of the date of his death and furthermore any Option then outstanding shall expire at the end of the 36-month period following the date of his death (but no later than the Expiry Date first established by the Board).

7.2 should a Beneficiary take an early retirement from his employment with the Company between the ages of 55 and 59 inclusively, any and all restrictions applicable to his right of exercise shall be lifted immediately, save and except for any Option granted within the 12-month period preceding his date of early retirement, and furthermore any Option then outstanding shall expire at the end of the 24-month period following his date of early retirement (but no later than the Expiry Date first established by the Board).

7.3 should a Beneficiary retire, at the normal age of 60 and thereafter, from his employment with the Company, any and all restrictions applicable to his right of exercise shall be lifted immediately and furthermore any Option then outstanding shall expire at the end of the 36-month period following his date of retirement (but no later than the Expiry Date first established by the Board).

7.4 should a retired Beneficiary die, any Option then outstanding shall be transferred to his heirs and be exercisable under the same terms.

7.5 should a Beneficiary resign or voluntarily leave his employment with the Company, except in the cases specifically mentioned in this section 7, any Option then outstanding shall expire on the 30th day following such resignation or voluntary departure or on such later date as the Board may determine (but no later than the Expiry Date first established by the Board);

7.6 should the employment of a Beneficiary be terminated, except in the cases specifically mentioned in this section 7, any Option then outstanding shall expire on the 90th day following such termination of employment or on such later date as the Board may determine (but no later than the Expiry Date first established by the Board); and

7.7 should a Beneficiary be dismissed for cause such as disloyalty, wilful misconduct or gross negligence, as determined by the Board, any Option then outstanding and all the rights thereunder shall expire on the date of such dismissal.

The Beneficiary shall forfeit all rights under an Option if all or any portion thereof has not been exercised on or prior to the Expiry Date or if the Option Period has

Stock Option Plan for Key Employees of Cambior Inc. and its subsidiaries
Last reviewed: October 12, 2005

not commenced prior to the date of his death or the date of termination of his employment with the Company.

Should there be a material change in the employment of a Beneficiary prior to the commencement of the Option Period, the Board may, in its sole discretion, reduce or abolish all rights or interests under the Option. For the purposes of this paragraph, a "material change in the employment" is deemed to have occurred on the date determined by the Board as being the date as of which a Beneficiary performs or is required to perform work or services as an Employee that the Board, in its sole discretion, determines to be of less value to the Company than the work or services to be performed by the Beneficiary on the Option Granting Date.

8. Exercise of an Option

8.1 Unless the Board determines otherwise, an Option may be exercised at any time during the Option Period.

8.2 Should the Option be divided into portions exercisable over more than one year (for example, if 20% of the Option is exercisable every year over a period of five years), a Beneficiary who exercises his Option for a lesser number of Shares than the number to which he is entitled during a given year, or who decides not to exercise his Option in a given year, has the right to exercise the unexercised portion of his Option during the following years of his Option Period.

8.3 Notwithstanding the foregoing, an Option divided into portions shall become immediately exercisable in its entirety, at the sole discretion of the Beneficiary, in the event of an Acquisition Offer as defined in Schedule A hereto. The exercise of an Option under such circumstances shall be made in accordance with the terms and conditions of Schedule A hereto, which Schedule forms part of the Plan as if recited at length herein.

8.4 Except as provided in 8.3, an Option shall be exercised by a Beneficiary by written notice to the Company setting forth the number of Shares in respect of which the Option is being exercised and specifying the address to which the certificate evidencing such Shares is to be delivered. Such notice shall be accompanied by a certified cheque made payable to the Company in the amount of the subscription price multiplied by the number of Shares so purchased. The Company shall cause a certificate for the number of Shares so purchased to be issued in the name of the Beneficiary and delivered to the address specified in the notice no later than 10 business days following the receipt of such notice and cheque.

Stock Option Plan for Key Employees of Cambior Inc. and its subsidiaries
Last reviewed: October 12, 2005

9. Non-assignability

No Option or interest therein shall be assignable by the Beneficiary other than by will or by application of the law of successions.

10. Status of the Beneficiary

A Beneficiary shall not be entitled to exercise the rights of a shareholder of the Company in respect of any Shares covered by an Option until he becomes the registered holder of such Shares.

11. Consequences of an Amendment to the Share Capital

In the event of any amendment to the share capital of the Company affecting the Shares by way of stock dividend, stock split, reorganization, merger, consolidation, combination or exchange of shares, or any other similar change affecting the share capital of the Company, the Board shall make equitable adjustments to the maximum number or class of Shares issuable under the Plan, the number and type of Shares covered by outstanding Options and the subscription price of such Shares, as applicable. Such adjustment shall be conclusive and binding for all purposes under the Plan.

12. Amendment and Termination

Subject to obtaining the prior approval of the Toronto Stock Exchange and of any other stock exchange on which the securities of the Company are trading, the Board may, at any time and from time to time, amend, suspend or terminate the Plan in whole or in part, provided, however, that the Board may not, without the approval of the holders of a majority of the common shares present and voting in person or by proxy at a meeting of shareholders of the Company, materially increase the benefits under the Plan, increase the number of Shares issuable under the Plan or materially modify the eligibility requirements of the Employees under the Plan.

No such amendment, suspension or termination of the Plan shall, without the consent of the Beneficiaries to whom Options shall theretofore have been granted, adversely affect the rights of such Beneficiaries.

Approved:	Annual General and Special Meeting of Shareholders, May 2, 1990
Modified:	1.	Board of Directors, February 20, 1992
	2.	Board of Directors, February 16, 1995 - Annual General and Special Meeting of Shareholders, May 11, 1995.
	3.	Board of Directors, February 28, 1997.
	4.	Board of Directors, February 27 and April 30, 1998 - Annual General and Special Meeting of Shareholders April 30, 1998.
	5.	Board of Directors, February 22, 2002 and written resolution May 9, 2002 - Annual General and Special Meeting of Shareholders, May 7, 2002.
	6.	Board of Directors, December 15, 2004 - Annual General and Special Meeting of Shareholders, May 12, 2005.
	7.	Text only, October 12, 2005.

Stock Option Plan for Key Employees of Cambior Inc. and its subsidiaries
Last reviewed: October 12, 2005

SCHEDULE A

ACQUISITION OFFER

1. For the purposes of this Plan:

1.1 "Offer" or "Acquisition Offer" means a take-over bid, a take-over bid by way of an exchange of securities or an issuer bid (these three transactions having the meaning ascribed thereto under the Securities Act (Québec), as it is currently in effect or as it may be modified or reenacted thereafter (the "Act")) with respect to the common shares of the Company and which results in a person acquiring Control (as defined in 1.2) of the Company; such an Offer also includes an exempt offer under the Act; and

1.2 "Control" means the holding by a person, other than as a creditor, of shares granting to such person more than 50% of the votes, thereby allowing such person to elect a majority of the Directors of the Company.

2. Subject to the following provisions, if an Offer is made, the Beneficiary may, at his discretion, by a notice to the Company, notwithstanding any conflicting provision of his Option, exercise his Option in whole or in part, by complying with the terms and conditions set forth in Section 8.4 of the Plan. The exercise of the Option shall be subject to the acceptance of the Offer by a sufficient number of shareholders to allow a person to acquire Control of the Company, such acceptance representing a condition precedent to the exercise. If, following the Offer, the Offeror does not succeed in acquiring Control of the Company:

i) the Option shall then be deemed never to have been exercised;

ii) the Shares to be issued following the exercise of the Option shall be deemed never to have been issued; and

iii) the Secretary and the transfer agent of the Company shall take all necessary steps to cause the Beneficiary to receive a new option with the same terms and conditions as the Option subject to the notice of exercise under this Section 2, and shall also make the necessary entries in the registers of the Company.

3. If, prior to the expiry date of any Offer, the transfer agent of the Company receives from one or more of the major shareholders of the Company a notice in writing to the effect that they have not accepted and will not accept the Offer, thus leading to the conclusion that the offeror will not acquire Control of the Company, the provisions of Section 2 of this Schedule shall then apply to the Shares subject to the exercise of the Option mutatis mutandis.

Stock Option Plan for Key Employees of Cambior Inc. and its subsidiaries
Last reviewed: October 12, 2005

4. With respect to any Offer, if the offeror, for any reason whatsoever, does not take delivery of the shares subject to the Offer and does not pay the price of such shares, or if the offeror takes delivery of and pays for only a lesser number of shares than that tendered in acceptance of the Offer, thereupon:

4.1 the Shares resulting from the exercise of the Option which are not so taken up and paid for shall be deemed never to have been issued;

4.2 the provisions of Section 2 of this Schedule shall apply to such Shares not taken up and paid for, mutatis mutandis.

5. As soon as possible following the announcement of any Offer, the Secretary shall give notice in writing to the Beneficiary indicating the substance of the provisions of this Schedule and attaching thereto a copy of the Offer and of any other document that the Company or the Secretary may, at their discretion, deem useful or necessary in order to allow the Beneficiary to exercise his rights hereunder.

6. Any and all costs and expenses incurred by the Beneficiary and the Secretary in the administration of the provisions of this Schedule shall be borne by the Company.